UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2015 (June 24, 2015)

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road
Phoenix, Arizona		85017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (e) As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2015, Brent D. Richardson delivered a conditional resignation as a director of Grand Canyon Education, Inc. (the “Company”) in accordance with the Company’s majority vote policy as disclosed in our proxy statement filed with the Securities and Exchange Commission on March 26, 2015, and not due to any matter pertaining to a disagreement with the Company’s operations, policies or practices.

Under our majority vote policy, a director is expected to tender a conditional offer of resignation to the Company’s Board of Directors (the “Board”) if the director receives a greater number of votes “against” his or her election than votes “for” such election. At the Company’s 2015 Annual Meeting of Stockholders, held on May 18, 2015, Mr. Richardson received more votes “against” his election than “for” his election. Accordingly, Mr. Richardson promptly tendered his conditional resignation to the Board, with the effectiveness of such resignation being conditioned on the Board’s acceptance thereof.

Pursuant to the majority vote policy, the Nominating and Corporate Governance Committee (the “Committee”) of the Board considered Mr. Richardson’s tendered resignation and made a recommendation to the full Board whether to accept or reject the tendered resignation. Mr. Richardson did not participate in the deliberations of the Committee or of the Board. In determining whether to accept or reject Mr. Richardson’s tendered resignation, the Committee and the Board considered a number of factors relative to the best interests of the Company and its stockholders, including the following:

•	the ISS Proxy Advisory Services recommendation of an “against” vote because Mr. Richardson did not attend at least 75% of the Board meetings held during 2014 as the primary, if not sole, reason, for the stockholder vote against his re-election as director;

•	Mr. Richardson’s record of attendance of Board meetings during 2014, noting that Mr. Richardson attended all four regularly scheduled meetings and five of seven total Board meetings during 2014, and three of four meetings of a special Independent Committee of the Board established in October 2014, resulting in a combined attendance of eight of eleven (72.7%) total meetings held by the Board and the Independent Committee of the Board during 2014;

•	Mr. Richardson’s overall record of attendance of Board meetings since 2010, noting that Mr. Richardson attended 28 out of 31 (90.3%) total Board meetings held from 2010 through May 6, 2015;

•	the context of Mr. Richardson’s inability to attend the two Board meetings that he missed during 2014, both of which were special Board meetings held during a 30-day period between late August and September 2014 on days on which Mr. Richardson had prior commitments;

•	Mr. Richardson’s significant contributions to the founding, growth, governance, and stability of the Company throughout his tenure as director and Chief Executive Officer from 2004 to July 2008 and as director and Executive Chairman since July 2008;

•	the value of Mr. Richardson’s institutional knowledge, expertise and familiarity with the Company’s business resulting from such tenure;

•	the extent of Mr. Richardson’s market and industry expertise from his Board and executive roles with the Company and prior organizations spanning a period of more than 20 years;

•	the overall performance of the Company during Mr. Richardson’s tenure as a director and executive officer and his commitment to the continued success of the Company;

•	the composition and makeup of the Board, including the mix of talent, skill and experience represented; and

•	the overall benefits derived, and to be derived, by the Board and Company management from Mr. Richardson’s participation in and contributions to Board discussions.

After consideration of all of these factors, the Committee unanimously recommended that the Board reject Mr. Richardson’s tendered resignation, and the Board unanimously agreed that rejecting the tendered resignation would be in the best interests of the Company and its stockholders. Because the Board declined to accept Mr. Richardson’s conditional resignation, Mr. Richardson will continue to serve as a director of the Board.

In connection with the foregoing, Mr. Richardson voluntarily tendered, and the Board has accepted, his resignation as an officer in the role of Executive Chairman and his employment with the Company, effective as of June 17, 2015. Upon the effectiveness of his resignation as an executive officer and employee, Mr. Richardson will continue to serve as a non-employee director of the Board and as its non-executive chairman until the Company’s 2016 Annual Meeting of Stockholders or until Mr. Richardson’s successor is duly elected and qualified or his earlier resignation or removal.

The Executive Employment Agreement between the Company and Mr. Richardson was previously filed as Exhibit 10.1 to Amendment No. 2 to the University’s Registration Statement on Form S-1 filed with the SEC on September 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: June 29, 2015	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)